(d)(3)(i)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

ING FUNDS TRUST

OPERATING EXPENSE LIMITS

Fund[1]	Maximum Operating Expense Limit (as a percentage of average net assets)
	Class A	Class B	Class C	Class I	Class O	Class P	Class R	Class R6	Class W
ING Floating Rate Fund Initial Term Expires August 1, 2012 Initial Term for Class P Expires August 1, 2014	1.00%	N/A	1.75%	0.75%	N/A	0.15%	1.25%	N/A	0.75%
ING GNMA Income Fund Term Expires August 1, 2009	0.97%	1.72%	1.72%	0.67%	N/A	N/A	N/A	N/A	0.72%
ING High Yield Bond Fund Initial Term for Classes A, B, and C Expires August 1, 2007 Initial Term for Class I Expires August 1, 2010 Initial Term for Class W Expires August 1, 2012 Initial Term for Class P Expires August 1, 2014	1.10%	1.85%	1.85%	0.85%	N/A	0.15%	N/A	N/A	0.85%

________________________

1  This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

(d)(3)(i)

Fund[1]	Maximum Operating Expense Limit (as a percentage of average net assets)
	Class A	Class B	Class C	Class I	Class O	Class P	Class R	Class R6	Class W
ING Intermediate Bond Fund Term Expires August 1, 2010	0.75%	1.50%	1.50%	0.50%	0.75%	N/A	1.00%	N/A	0.50%
ING Short Term Bond Fund Initial Term for Class A, C, I, R6, and W Shares Expires August 1, 2014	0.80%	N/A	1.55%	0.50%	N/A	N/A	N/A	0.47%	0.55%
ING Strategic Income Fund Initial Term for Class A, C, I, R, and W Shares Expires August 1, 2014	1.15%	N/A	1.90%	0.70%	N/A	N/A	1.40%	N/A	0.90%

                                                                                                                                             HE

                                                                                                                                              HE

Last amended: December 3, 2012

________________________

1  This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.